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                           PURCHASE AND SALE AGREEMENT



                                  BY AND AMONG



                               OUTLOOK FOODS, INC.


                                       and


                               OUTLOOK GROUP CORP.


                                       and


                            LAKE COUNTRY FOODS, INC.


                                       and


                          LAKE COUNTRY PROPERTIES, LLC






                           DATED AS OF APRIL 30, 1998











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                                TABLE OF CONTENTS


RECITALS .....................................................................1

ARTICLE I

     DEFINITIONS..............................................................1
     Accounts ................................................................1
     Agreement................................................................1
     Assumed Liabilities......................................................1
     Bill of Sale.............................................................2
     Buildings................................................................2
     Buyer    ................................................................2
     Buyer Closing Certificate................................................2
     Buyer Counsel Opinion....................................................2
     Capital Enhancements.....................................................2
     Closing  ................................................................2
     Closing Balance Sheet....................................................2
     Closing Date.............................................................3
     Closing Payment Estimate.................................................3
     Code     ................................................................3
     Contracts................................................................3
     Current Assets Amount....................................................3
     Current Work and Current Work Amount.....................................3
     Deed     ................................................................3
     Disclosure Schedule......................................................3
     Effective Time of Closing................................................4
     Employees................................................................4
     Environmental Adjustment.................................................4
     Environmental Enhancements...............................................4
     Environmental Laws.......................................................4
     Environmental Policy.....................................................4
     Equipment................................................................4
     Existing Liens...........................................................4
     Existing Litigation......................................................4
     Existing Permits.........................................................5
     Facility Adjustment......................................................5
     Foods    ................................................................5
     Foods Business...........................................................5
     Foods Closing Certificate................................................5
     Foods Counsel Opinion....................................................5
     Foods Financial Statements...............................................5
     Goodwill ................................................................5
     Hazardous Substances.....................................................6
     Independent Accountants..................................................6
     Intangible Assets........................................................6
     Inventory................................................................6
     ITC      ................................................................6

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     ITC Agreement............................................................6
     Knowledge of Foods.......................................................6
     Law      ................................................................6
     Lien     ................................................................6
     Manager  ................................................................7
     Material Adverse Effect..................................................7
     Members  ................................................................7
     Motor Vehicles...........................................................7
     Motor Vehicle Title Certificates.........................................7
     Neenah Assets............................................................7
     Nestle   ................................................................7
     Nestle Agreement.........................................................7
     Noncompetition Agreement.................................................7
     Outlook  ................................................................7
     Permits  ................................................................7
     Permitted Liens..........................................................8
     Person   ................................................................8
     Pollution................................................................8
     Properties...............................................................8
     Purchase Price...........................................................8
     Purchased Assets.........................................................8
     Purchased Contracts......................................................8
     Purchased Intangible Assets..............................................8
     Purchased Records........................................................9
     Real Estate..............................................................9
     Release  ................................................................9
     Retained Accounts........................................................9
     Retained Assets..........................................................9
     Retained Liabilities....................................................10
     Security Agreement......................................................10
     Special Inventory.......................................................10
     Subsidiary..............................................................11
     Supplemental Agreement..................................................11
     Title Commitment........................................................11
     Title Company...........................................................11
     Title Policy............................................................11
     Trade Payables..........................................................11
     Trade Payables List.....................................................11
     Trade Secrets...........................................................11
     Union Contracts.........................................................11
     Working Capital Adjustment..............................................12

ARTICLE II

     PURCHASE AND SALE OF PURCHASED ASSETS;
     CALCULATION OF PURCHASE PRICE...........................................12
     2.1      Purchase and Sale..............................................12
     2.2      Payment of Purchase Price......................................12


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     2.3      Determination of Closing Payment Estimate and
                  Purchase Price; Closing Balance Sheet......................13
     2.4      Allocation of Purchase Price...................................15
     2.5      Assumption of Liabilities......................................15

ARTICLE III

     OTHER AGREEMENTS........................................................15
     3.1      Disclosure Schedule............................................15
     3.2      Public Announcements...........................................16
     3.3      Effective Time; Risk of Loss...................................16
     3.4      Employees......................................................16
     3.5      Nonassignable Purchased Contracts..............................16
     3.6      Referrals and Deliveries.......................................17
     3.7      Access; Confidentiality........................................17
     3.8      Duties Concerning Representations..............................18
     3.9      Collection of Retained Accounts................................18
     3.10     Nestle Environmental Indemnification...........................18
     3.11     Trade Payables.................................................19
     3.12     Repurchase of Accounts.........................................19
     3.13     "Outlook Foods" Name...........................................19
     3.14     Conveyance of Purchased Real Estate............................20
     3.15     Environmental Matters..........................................21
     3.16     Facility Adjustment............................................22

ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF FOODS AND OUTLOOK.....................23
     4.1      Organization; Business.........................................23
     4.2      Authorization; Enforceability..................................23
     4.3      No Violation or Conflict.......................................24
     4.4      Title to Purchased Assets......................................24
     4.5      Litigation.....................................................24
     4.6      Absence of Certain Changes.....................................24
     4.7      Condition of Assets............................................25
     4.8      Accounts.......................................................25
     4.9      Financial Statements...........................................25
     4.10     Performance of Purchased Contracts.............................25
     4.11     Taxes..........................................................26
     4.12     Books of Account...............................................26
     4.13     Environmental Reports..........................................26
     4.14     No Pending Transactions........................................27
     4.15     Governmental Approvals.........................................27
     4.16     Brokers........................................................27
     4.17     Contracts......................................................27
     4.18     Permits........................................................27
     4.19     Properties.....................................................27



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ARTICLE V

     REPRESENTATIONS AND WARRANTIES OF BUYER
     AND PROPERTIES..........................................................27
     5.1      Organization...................................................28
     5.2      Authorization; Enforceability..................................28
     5.3      No Violation or Conflict.......................................28
     5.4      Brokers........................................................28
     5.5      Litigation.....................................................28
     5.6      Governmental Approvals.........................................28
     5.7      Financing......................................................28
     5.8      Investigation by Buyer and Properties..........................29

ARTICLE VI

     CONDITIONS PRECEDENT TO THE OBLIGATIONS
     OF BUYER AND PROPERTIES.................................................29
     6.1      Compliance with Agreement......................................29
     6.2      Proceedings and Instruments Satisfactory.......................29
     6.3      No Litigation..................................................29
     6.4      Representations and Warranties of Foods........................30
     6.5      No Material Adverse Change.....................................30
     6.6      Material Damage to Purchased Assets............................30
     6.7      Deliveries Prior to or at Closing..............................30
     6.8      Noncompetition Agreement.......................................31
     6.9      Third Party Consents...........................................31
     6.10     Environmental Policy...........................................31

ARTICLE VII

     CONDITIONS PRECEDENT TO THE
     OBLIGATIONS OF FOODS AND OUTLOOK........................................31
     7.1      Compliance with Agreement......................................31
     7.2      Proceedings and Instruments Satisfactory.......................31
     7.3      No Litigation..................................................31
     7.4      Representations and Warranties of Buyer
              and Properties.................................................31
     7.5      Deliveries at Closing..........................................32
     7.6      Third Party Consents...........................................32
     7.7      Delivery of Closing Payment Estimate...........................32

ARTICLE VIII

     CONDUCT OF FOODS BUSINESS PENDING CLOSING...............................32
     8.1      Carry on in Regular Course.....................................32
     8.2      Use of Purchased Assets........................................33
     8.3      Preservation of Relationships..................................33
     8.4      No Default.....................................................33
     8.5      Employment Matters.............................................33

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     8.6      Contracts and Commitments......................................33

ARTICLE IX

     INDEMNITIES.............................................................33
     9.1      Indemnity by Foods and Outlook.................................33
     9.2      Indemnity by Buyer and Properties..............................34
     9.3      Provisions Regarding Indemnity.................................34

ARTICLE X

     MISCELLANEOUS; TERMINATION..............................................37
     10.1     Survival of Representations and Warranties.....................37
     10.2     Entire Agreement; Amendment....................................37
     10.3     Expenses.......................................................38
     10.4     Governing Law..................................................38
     10.5     Notices........................................................38
     10.6     Counterparts; Headings.........................................38
     10.7 Interpretation.....................................................39
     10.8 Severability.......................................................39
     10.9 No Assignment or Reliance..........................................39
     10.10 Exhibits and Disclosure Schedule..................................39
     10.11 Further Assurances................................................39
     10.12 Records...........................................................39
     10.13 Bulk Sales Law....................................................40
     10.14 Taxes and Fees....................................................40
     10.15 Income Tax Position...............................................40
     10.16 Termination.......................................................40


EXHIBITS:

1.   Form of Bill of Sale
2.   Form of Buyer Closing Certificate
3.   Form of Buyer Counsel Opinion
4.   Form of Deed
5.   Form of Foods Closing Certificate
6.   Form of Foods Counsel Opinion
7.   Form of Noncompetition Agreement
8.   Form of Security Agreement
9.   Form of Supplemental Agreement



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                           PURCHASE AND SALE AGREEMENT

                  THIS PURCHASE AND SALE AGREEMENT is made as of this 30th day of April, 1998 by and among OUTLOOK FOODS, INC., OUTLOOK GROUP
CORP., LAKE COUNTRY FOODS, INC. and LAKE COUNTRY PROPERTIES, LLC.


                                    RECITALS

                  WHEREAS, Foods is engaged in the business of the manufacture, distribution and sale of dry blended food products;
and

                  WHEREAS, Foods desires to sell to Buyer and Buyer desires to purchase from Foods certain of the assets, business, properties and rights of Foods, and to assume certain of the liabilities of Foods; and

                  WHEREAS, Foods desires to sell to Properties and Properties desires to purchase from Foods the Real Estate.

                  NOW THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:


                                    ARTICLE I

                                   DEFINITIONS

                  When used in this Agreement, the following terms shall have the meanings specified:

                  Accounts. "Accounts" shall mean all accounts receivable, notes and associated rights owned by Foods except for the Retained Accounts.

                  Agreement. "Agreement" shall mean this Purchase and Sale Agreement, together with the Exhibits attached hereto and together with the Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.

                  Assumed Liabilities. "Assumed Liabilities" shall mean those liabilities of Foods as of the Effective Time of Closing which are: (a) payment and performance obligations of Foods which mature and become due after the Effective Time of Closing arising pursuant to the Purchased Contracts (and, to the extent such

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obligations are readily quantifiable, they shall be set forth in the Disclosure
Schedule); (b) obligations for payment in full of the Trade Payables in accordance with their terms; and (c) obligations to Employees for accrued vacation and sick pay, all of which shall be set forth on the Trade Payables List.

                  Bill of Sale. "Bill of Sale" shall mean the Bill of Sale and Assumption of Liabilities in the form of Exhibit 1 attached to this Agreement, by which: (a) Foods conveys to Buyer title to the Purchased Assets other than the Real Estate; and (b) Buyer assumes the Assumed Liabilities.

                  Buildings. "Buildings" shall mean all buildings, fixtures, structures and improvements leased or owned by Foods and located on the Real Estate.

                  Buyer. "Buyer" shall mean Lake Country Foods, Inc., a Wisconsin corporation.

                  Buyer Closing Certificate. "Buyer Closing Certificate" shall mean the Closing Certificate of Buyer in substantially the form of Exhibit 2 attached to this Agreement.

                  Buyer Counsel Opinion. "Buyer Counsel Opinion" shall mean the opinion of Franzoi & Franzoi, SC in substantially the form of Exhibit 3 attached to this Agreement.

                  Capital Enhancements. "Capital Enhancements" shall have the meaning set forth in Section 3.16 hereof.

                  Closing. "Closing" shall mean the conference to be held at 10:00 A.M., Central Time, on the Closing Date at the offices of Quarles & Brady, Milwaukee, Wisconsin, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

                  Closing Balance Sheet. "Closing Balance Sheet" shall mean an unaudited balance sheet of Foods as of the Effective Time of Closing, which shall be prepared in accordance with Foods' historical accounting practices as of the date of this Agreement and generally accepted accounting principles consistently applied, except that: (A) there shall not be included thereon any Retained Assets or Retained Liabilities; (B) no effect shall be given to any tax or accounting write-up of the Purchased Assets by Buyer based on the transactions described in this Agreement; (C) such balance sheet need not include footnotes or reserves for uncollectibility or obsolescence; and (D) Special Inventory shall be valued at $1,023,137.


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                  Closing Date.  "Closing Date" shall mean May 1, 1998, or
such other date as the parties may mutually agree to in writing.

                  Closing Payment. "Closing Payment" shall mean that amount equal to:

                           (a)      Six Million One Hundred Twenty-Nine Thousand
Three Hundred Ninety Five and 00/100 Dollars ($6,129,395.00); plus or minus

                           (b)      the amount of the Working Capital
Adjustment; minus

                           (c)      the amount of the Trade Payables.

                  Closing Payment Estimate. "Closing Payment Estimate" shall mean the good faith estimate as to the Closing Payment as mutually agreed to by Buyer and Foods.

                  Code. "Code" shall mean the Internal Revenue Code of 1986, as the same may be in effect from time to time.

                  Contracts. "Contracts" shall mean all of the executory contracts, agreements, leases, relationships and commitments, written or oral, to which Foods is a party or by which Foods or any of its assets are bound and which relate to the Foods Business.

                  Current Assets Amount. "Current Assets Amount" shall mean the sum of: (a) the total amount of all Accounts and Inventory reflected on the accounting books and records of Foods maintained for financial statement purposes as of the Effective Time of Closing; plus (b) the Current Work Amount.

                  Current Work and Current Work Amount. "Current Work" shall mean all unbilled receivables and unaccrued unbilled receivables associated with work in progress in connection with the Foods Business, and "Current Work Amount" shall mean the aggregate dollar value, calculated at Foods's historical hourly rates, of the Current Work less the book value of the Inventory included therein.

                  Deed. "Deed" shall mean the Special Warranty Deed of Foods to Properties, which will convey the Real Property, in the form of Exhibit 4 attached to this Agreement.

                  Disclosure Schedule. "Disclosure Schedule" shall mean the Disclosure Schedule, dated the date of this Agreement, delivered by Foods to Buyer contemporaneously with the execution and delivery of this Agreement, and as updated from time to time by Foods prior to the Closing.

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                  Effective Time of Closing.  "Effective Time of Closing"
(or "Effective Time") shall mean 11:59 p.m. Central Time, on May 1,
1998.

                  Employees. "Employees" shall mean all of the employees of Foods as of the date of this Agreement.

                  Environmental Adjustment. "Environmental Adjustment" shall mean the amount determined pursuant to Section 3.15(b) hereof (but in no event greater than $500,000) by which the Purchase Price may be reduced as a result of specified Environmental Enhancements.

                  Environmental Enhancements. "Environmental Enhancements" shall have the meaning set forth in Section 3.15 hereof.

                  Environmental Laws. "Environmental Laws" shall mean any federal, state and local Laws, and the policies, guidelines, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, and any permits, licenses or applications thereunder, relating to pollution or protection of the environment, Laws relating to the Release or threatened Release of Hazardous Substances into the environment or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Substances.

                  Environmental Policy. "Environmental Policy" shall mean the Pollution Liability Select Policy to be issued by American International Group, Inc. whereby Foods, Buyer and Properties are insured against certain environmental liabilities relating to the Real Estate.

                  Equipment. "Equipment" shall mean all machinery, equipment, boilers, furniture, fixtures, motor vehicles, furnishings, parts, tools, office equipment, computers and other items of tangible personal property owned or used by Foods in the Foods Business, which are itemized in the Equipment list included in the Disclosure Schedule, but excluding the Neenah Assets.

                  Existing Liens. "Existing Liens" shall mean those Liens affecting any of the Purchased Assets, all of which are listed and briefly described on the Disclosure Schedule.

                  Existing Litigation. "Existing Litigation" shall mean all pending or threatened suits, audit inquiries, charges, workers compensation claims, product warranty claims, litigation, arbitrations, proceedings, governmental investigations, citations and actions of any kind against Foods with respect to the Foods

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Business and/or the Purchased Assets, all of which are listed and briefly described on the Disclosure Schedule.

                  Existing Permits. "Existing Permits" shall mean all permits, licenses, approvals, qualifications, governmental authorizations, registrations and franchises which Foods has or holds in connection with the Purchased Assets or the Foods Business, all of which are listed and briefly described on the Disclosure Schedule.

                  Facility Adjustment. "Facility Adjustment" shall mean the amount determined pursuant to Section 3.16 hereof (but in no event greater than $300,000) by which the Purchase Price may be reduced as a result of specified Capital Enhancements.

                  Foods. "Foods" shall mean Outlook Foods, Inc., a Wisconsin corporation.

                  Foods Business. "Foods Business" shall mean the business and assets of Foods involving the manufacture, distribution and sale of blended food products.

                  Foods Closing Certificate. "Foods Closing Certificate" shall mean the Closing Certificate of Foods in the form of
Exhibit 5 attached to this Agreement.

                  Foods Counsel Opinion. "Foods Counsel Opinion" shall mean the opinion of Quarles & Brady, in substantially the form of
Exhibit 6 attached to this Agreement.

                  Foods Financial Statements. "Foods Financial Statements" shall mean:

                           (a)      the unaudited Balance Sheet and Statement of
Operations of Foods, for each of the fiscal years ended on May 31, 1995, 1996 and 1997;

                           (b)      the unaudited Balance Sheet, Statement of
Earnings and Earnings Retained in the Business of Foods for each of the quarters ended August 30, 1997 and February 27, 1998; and

                           (c)      the unaudited Balance Sheet of Foods as of
March 27, 1998.

                  Goodwill. "Goodwill" shall mean that asset of Foods representing the value of the Foods Business and the Purchased
Assets as a going concern, arising, in part, from: (a) the ability and knowledge developed by Foods in the conduct of the Foods
Business; (b) the reputation of Foods as an efficient, profitable

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and reputable business; and (c) the reasonable expectation of profitable operation of the Purchased Assets.

                  Hazardous Substances. "Hazardous Substances" shall mean all hazardous substances, extremely hazardous substances, hazardous materials, hazardous wastes, hazardous constituents, solid wastes, special waste, toxic substances, pollutants, contaminants, petroleum or petroleum-derived substances or wastes, PCB's and related substances and materials, defined, listed, regulated, identified under or described in any Environmental Laws and all mixtures of such hazardous substances with other materials, all material derived from such hazardous substances and all materials that contain such hazardous substances.

                  Independent Accountants. "Independent Accountants" shall mean Ernst & Young, or such other firm of independent certified public accountants of national standing with an office in Wisconsin and which is not affiliated with Buyer, Foods, Outlook or any of the Members as is agreed to in writing by Buyer and Foods.

                  Intangible Assets. "Intangible Assets" shall mean any United States and foreign patents, patent applications, trade names, trademarks, service marks, trademark registrations, service mark registrations, trademark applications, service mark applications, registered copyrights and copyright applications.

                  Inventory. "Inventory" shall mean all inventories of raw materials, stores, supplies, repair parts, work in process, semi-finished goods and finished goods related to the Foods Business and owned by Foods.

                  ITC.  "ITC" shall mean Ingredient Technology Corporation.

                  ITC Agreement. "ITC Agreement" shall mean the agreement between Foods and ITC dated November 1, 1997.

                  Knowledge of Foods. "Knowledge of Foods" shall mean the actual knowledge of any director or executive officer of Outlook.

                  Law. "Law" or "Laws" shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind, including any rules, regulations and orders promulgated thereunder and any final orders, decrees, consents or judgments of any regulatory agencies, courts or other Persons.

                  Lien. "Lien" shall mean, with respect to any asset: (a) any mortgage, pledge, lien, charge, claim, restriction, reservation, condition, easement, covenant, lease, encroachment, title defect, imposition, security interest or other encumbrance of

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any kind whether imposed by Law, by Contract or otherwise; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

                  Manager. "Manager" shall mean David L. Erdmann, a Wisconsin resident individual.

                  Material Adverse Effect. "Material Adverse Effect" shall mean a material adverse effect on the Foods Business or the Purchased Assets, taken as a whole.

                  Members. "Members" shall mean all Persons owning any equity interest in Buyer or Properties, consisting of David L.
Erdmann, Philip K. Vanderhyden and Michael J. McClone.

                  Motor Vehicles. "Motor Vehicles" shall mean those motor vehicles owned and used in connection with the Foods Business by Foods, which are listed on the Disclosure Schedule.

                  Motor Vehicle Title Certificates. "Motor Vehicle Title Certificates" shall mean the official evidences of title to the Motor Vehicles, which are identified on the Disclosure Schedule.

                  Neenah Assets. "Neenah Assets" shall mean those physical assets of Foods, or used in the Foods Business, which are located at Outlook's headquarters in Neenah, Wisconsin or another Outlook facility outside of Oconomowoc, Wisconsin, which, although they are being, or may be, used in the Foods Business, are not being transferred to Buyer.

                  Nestle.  "Nestle" shall mean Nestle Beverage Co.

                  Nestle Agreement. "Nestle Agreement" shall mean the respective Contract Manufacturing Agreements between Foods and
Nestle, and Foods and Nestle Foods Company, each dated December 30,
1992.

                  Noncompetition Agreement. "Noncompetition Agreement" shall mean the Noncompetition Agreement to be entered into by Buyer, Foods and Outlook, in substantially the form of Exhibit
7 attached to this Agreement.

                  Outlook. "Outlook" shall mean Outlook Group Corp., a Wisconsin corporation.

                  Permits. "Permits" shall mean all of the governmental permits and licenses held by Foods for use in the Foods Business.


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                  Permitted Liens. "Permitted Liens" shall mean (i) all
conditions, covenants, easements, agreements, restrictions and other documents and disclosures set forth in the Title Commitment and not excepted from Permitted Liens in the Disclosure Schedule, and all such other matters as do not materially affect Buyer's possession of the Real Estate; and (ii) those other of the Existing Liens which are expressly noted as Permitted Liens on the Disclosure Schedule.

                  Person. "Person" shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

                  Pollution. "Pollution" shall mean the discharge, disposal, release or emission of any substance which is a Hazardous Substance in a manner which has required, requires or in the future may require permit, notice or remediation under Environmental Laws.

                  Properties. "Properties" shall mean Lake Country Properties LLC, a Wisconsin limited liability company owned by the Members.

                  Purchase Price. "Purchase Price" shall mean that amount equal to the amount of the Closing Payment, plus $1.5 million, plus the amount of the Trade Payables, minus the amount of the Facility Adjustment (if any) and the Environmental Adjustment (if any).

                  Purchased Assets. "Purchased Assets" shall mean the Accounts, the Current Work, the Equipment, the Goodwill, the
Inventory, the Motor Vehicles, the Permits (to the extent transferable by Foods), the Purchased Contracts, the Purchased
Intangible Assets, the Purchased Records, the Real Estate and the
Trade Secrets.

                  Purchased Contracts. "Purchased Contracts" shall mean: (a) the Union Contract; (b) the Nestle Agreement and the ITC Agreement; (c) those contracts or open purchase orders representing agreements for the sale by Foods of food products or for the production or manufacture of food products entered into in the ordinary course of the business of Foods; (d) those contracts or open purchase orders representing agreements for the purchase by Foods of items of the type included within the raw materials portion of the Inventory entered into in the ordinary course of the Foods Business; and (e) those of the other Contracts which are not noted as Retained Contracts on the Disclosure Schedule.

                  Purchased Intangible Assets. "Purchased Intangible Assets" shall mean all Intangible Assets of Foods relating to the

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Foods Business, but excluding the names "Outlook" or "Outlook Foods" and any and all associated trade name or trademark rights of Foods, including rights in derivations of those names heretofore used by Foods.

                  Purchased Records. "Purchased Records" shall mean all books, documents and records or copies thereof owned by Foods or Outlook relating to the Foods Business, which are employee records, customer correspondence and records (including account information), manuals, engineering data, designs, drawings, blueprints, plans, specifications, lists, computer media, software and software documentation (to the extent transferable by Foods), sales literature, catalogues, promotional items, advertising materials, customer lists, and other similar written materials.

                  Real Estate. "Real Estate" shall mean the parcels of real property in Oconomowoc, Wisconsin used by Foods in the Foods Business and identified in the legal descriptions set forth in the Disclosure Schedule, all easements appurtenant thereto, and the Buildings, excluding the "Ash Pit" parcel identified on the Disclosure Schedule.

                  Release. "Release" shall include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or otherwise disposing into the environment of any Hazardous Substance in a manner which has required, requires or in the future may require permit, notice or remediation under any Environmental Law.

                  Retained Accounts. "Retained Accounts" shall mean the accounts receivable of Foods, in the approximate amount of $68,419, which are so designated on the Disclosure Schedule.

                  Retained Assets. "Retained Assets" shall mean the following assets which, although they relate to the Foods Business, are to be retained by Foods and not assigned to Buyer:

                           (a)      all right, title and interest in Foods'
corporate name and including all Intangible Assets of Foods associated with the "Outlook" and "Outlook Foods" names;

                           (b)      Foods' franchise to be a corporation,
articles of incorporation, bylaws, minute books, stock books, corporate seals, shareholder lists and other corporate records having to do with the corporate organization and capitalization of Foods;

                           (c)      all of Foods's canceled checks, bank
statements and tax returns and accounting records which are not Purchased
Records;

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                           (d)      the Neenah Assets;

                           (e)      those of the Contracts which are designated
on the Disclosure Schedule as Retained Contracts;

                           (f)      the Retained Accounts and the "Ash Pit"
parcel;

                           (g)      cash and cash equivalents, insurance
policies, investments, tax refunds, prepaid expenses and other financial assets;

                           (h)      Permits and software to the extent not
transferable by Foods; and

                           (i)      such other assets as identified on the
Disclosure Schedule as Retained Assets, and such other assets not identified as Purchased Assets.

                  Retained Liabilities. "Retained Liabilities" shall mean the following obligations and liabilities of Foods which, although they relate to the Foods Business, are to be retained by Foods and not assumed by Buyer:

                           (a)      all income taxes incurred by Foods in the
ordinary course of business or as a result of the consummation of the transactions contemplated by this Agreement or the liquidation and dissolution of Foods, including any taxes resulting from depreciation and investment tax credit recapture;

                           (b)      any liabilities or obligations for
accounting, legal, investment banking or other professional services rendered to or on behalf of Foods or Outlook whether incurred in the ordinary course of business or in connection with the transactions contemplated by this Agreement;

                           (c)      any liabilities or obligations in connection
with, or arising as a result of, the Existing Litigation; and

                           (d)      any other liability or obligation of Foods
which is not a part of the Assumed Liabilities.

                  Security Agreement. "Security Agreement" shall mean the Security Agreement of Buyer in favor of Foods and the Mortgage of Properties in favor of Foods, in the forms of Exhibit 8 attached to this Agreement.

                  Special Inventory. "Special Inventory" shall mean those items of Inventory designated as such in the Disclosure Schedule.

                  Subsidiary. "Subsidiary" shall mean any corporation, at least a majority of the outstanding capital stock of which (of any class or classes, however designated, having ordinary voting power for the election of at least a majority of the board of directors of such corporation) shall at the time be owned by the relevant Person directly or through one or more corporations which are themselves Subsidiaries.

                  Supplemental Agreement. "Supplemental Agreement" shall mean a Supplemental Agreement by and among Foods, Outlook, Buyer and Properties in the form of Exhibit 9 attached to this Agreement.

                  Title Commitment. "Title Commitment" shall mean the commitment issued by Title Company for an ALTA owner's policy of title insurance in the amount of $650,000, insuring that indefeasible fee simple title to the Real Estate is vested in Properties subject only to the Permitted Exceptions.

                  Title Company. "Title Company" shall mean First American Title Insurance Company.

                  Title Policy. "Title Policy" shall mean an ALTA owner's form of title insurance policy in the form customarily issued in Wisconsin, to be issued by the Title Company pursuant to the Title Commitment.

                  Trade Payables. "Trade Payables" shall mean those liabilities of Foods as of the Effective Time of Closing which are: (a) incurred by Foods in the ordinary course of the Foods Business; (b) listed in the Trade Payable List; and (c) for current third party payables, accrued expenses, unemployment taxes, accrued equipment rentals, property taxes and similar matters, including items in Foods' Financial Statements under the captions "Accounts Payable - Trade" and "Accrued Liabilities".

                  Trade Payables List. "Trade Payables List" shall mean a notice from Foods to Buyer containing information concerning the Trade Payables.

                  Trade Secrets. "Trade Secrets" shall mean: (a) all proprietary information of Foods concerning the Foods Business; and
(b) all technical knowledge, formulae and information owned by Foods concerning the manufacture, production and sale of the type of products manufactured and sold by Foods in the Foods Business.

                  Union Contracts. "Union Contracts" shall mean the contracts between Foods and certain labor unions representing certain of the Employees, as identified in the Disclosure Schedule.

                  Working Capital Adjustment. "Working Capital Adjustment" shall mean:

                           (a)      the Current Assets Amount; minus

                           (b)      $4,743,330.


                                   ARTICLE II

                     PURCHASE AND SALE OF PURCHASED ASSETS;
                          CALCULATION OF PURCHASE PRICE

                  2.1 Purchase and Sale. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, Foods agrees to sell, assign, convey and deliver the Purchased Assets to Buyer, and Buyer agrees to: (a) purchase and accept the Purchased Assets from Foods; and (b) assume, pay, perform and discharge all of the Assumed Liabilities.

                  2.2 Payment of Purchase Price.

                           (a)      At the Closing, Buyer and Properties shall
pay the Closing Payment Estimate to Foods by delivering the full amount of the Closing Payment Estimate by a single wire transfer of immediately available funds to an account in the United States of America designated by Foods. Of such payment, $650,000 shall be paid by Properties in respect of the Real Estate, and the balance shall be paid by Buyer.

                           (b)      In addition to the Closing Payment, Buyer
shall pay Foods the sum of One Million Five Hundred Thousand Dollars ($1,500,000) in quarterly payments of principal and interest as follows:

                  (i) Unpaid amounts hereunder will bear interest at nine percent (9%) per annum and at any and all times before and until such payments are due hereunder. Interest shall be due and payable quarterly, beginning on the 1st day of August, 1998. During all periods after such payments are due, such rate of interest shall be increased to fifteen percent (15%);

                  (ii) Principal shall be due and payable in twelve quarterly payments of $125,000 each on the 1st day of August, November, February and May beginning on the 1st day of August 1999 and continuing through and including May 1, 2002.

In addition, accrued interest shall be due and payable on each of such dates. Payments shall be made by company check or wire transfer to Foods at the address set forth below to which notices shall be given, or such other address as Foods may provide Buyer from time to time, or, in the case of wire transfer, to such account number as Foods shall provide Buyer from time to time. If any installment is not paid when due, the unpaid balance shall, at the option of Foods, without notice, mature and become immediately payable. The unpaid balance shall automatically mature and become immediately payable in the event Buyer becomes the subject of bankruptcy or other insolvency proceedings. Foods' receipt of any payment after the occurrence of an event of default shall not constitute a waiver of the default or Foods' rights and remedies upon such default.

                  (iii) The foregoing obligation, and the other obligations of Buyer to Foods under or pursuant to this Agreement, shall be and are secured by a security interest of Foods in the Purchased Assets and all other of the assets and properties (including without limitation intangible assets) of Buyer. Such obligation and security interest may be subordinated to security interest of a lender to Buyer which is identified to Foods on or before the Closing upon terms and conditions mutually agreeable to Foods and such lender which shall permit payment by Buyer to Foods so long as Buyer is not in default of obligations to such lender, and a limited standstill in the event of default of Buyer's obligations to Foods, and is further evidenced by the Security Agreement.

                  (iv) Except as provided in Section 3.16 below with respect to the Facility Adjustment, Buyer shall not have a right of set-off against payments or other amounts which may be due to Foods by Buyer hereunder. Buyer hereby waives notices, presentment, protest, demand and notice of dishonor.

                  2.3 Determination of Closing Payment Estimate and Purchase Price; Closing Balance Sheet.

                           (a)      Determination of Closing Payment Estimate.
Prior to the Closing Date: (a) Foods shall prepare and deliver to Buyer the Trade Payables List, an inventory of the Current Work and written calculations of the Current Work Amount, the Working Capital Adjustment and the Closing Payment Estimate; (b) Buyer and Foods shall meet and discuss the Trade Payables List, the Current Work, the Closing Payment Estimate, and the calculations of Current Work Amount, the Closing Payment Estimate and the Trade Payables; and
(c) Foods and Buyer shall agree upon the amount of the Closing Payment Estimate. The Closing shall proceed on the basis of the Closing Payment Estimate and the Trade Payables as mutually agreed to by Foods and Buyer.

                           (b)      Closing Balance Sheet.  As promptly as
practicable following the Closing Date, Foods shall cause the Closing Balance Sheet to be prepared, and Buyer shall provide such access to its records and information, including the Purchased Records, as Foods shall reasonably require (upon advance notice) to prepare the Closing Date Balance Sheet, and otherwise reasonably cooperate with Foods in such process. Foods shall deliver to Buyer, as promptly as practicable after the Closing Date and in any event within sixty
(60) calendar days after the Closing Date, each of the following: (i) the Closing Balance Sheet; (ii) a calculation of the Closing Payment; and (iii) a draft Supplemental Agreement. If they are in agreement, Buyer and Foods shall execute and deliver the Supplemental Agreement to evidence the amount and allocation of the Purchase Price (not giving effect to any Facility Adjustment or any Environmental Adjustment).

                           (c)      Discussions.  Buyer and Foods shall,
throughout the entire period from the Closing Date to the date of the deliveries required by Section 2.3(b) of this Agreement, meet and discuss any and all financial and business matters relating to such process and the preparation of the Closing Balance Sheet. If Buyer and Foods cannot resolve any disagreement between themselves, then the procedures described in Sections 2.3(d) and 2.3(e) of this Agreement shall be used.

                           (d)      Objections.  If Buyer objects to any matter
on the Closing Balance Sheet or to the calculation of the Closing Payment, Buyer shall, within thirty (30) calendar days after receipt of the deliveries described in Section 2.3(b) of this Agreement, notify Foods of such objection and shall specify the grounds for such objection. If Foods does not agree with the objection of Buyer, Foods shall, within twenty (20) calendar days after receipt of such objection, notify Buyer of such fact.

                           (e)      Independent Accountants.  The disagreement
between Buyer and Foods may then be submitted by either Buyer or Foods for resolution to the Independent Accountants, whose determination thereof shall be final and binding upon all parties hereto. Each of the parties shall furnish, at its own expense, the Independent Accountants and the other parties with such documents and other written information as the Independent Accountants may request. Each party may also furnish to the Independent Accountants such other written information and documents as it deems relevant with appropriate copies or notification being given to the other party. The Independent Accountants may, at their discretion, conduct a conference concerning the disagreement with Buyer and Foods, at which conference each party shall have the right to present such additional documents, materials and other information and to have present such advisors, counsel and accountants as each party shall choose in its sole discretion. In connection with such process, there shall be no hearings, oral examinations, testimony, depositions, discovery or other similar proceedings conducted by any party or by the Independent Accountants. The Independent Accountants shall determine the proportion of their fees and expenses to be paid by each of Buyer and Foods, the greater the degree to which the Independent Accountants have accepted the position of a party, the smaller the proportion of fees and expenses assessed.

                           (f)      Closing Payment.

                              (i)   If the Closing Payment determined
above is greater than the Closing Payment Estimate, either based on the determination of the Independent Accountants or based on the fact that Buyer does not object to Foods' calculation of the Closing Payment, Buyer shall within fifteen business days pay to Foods the amount by which the Closing Payment is in excess of the Closing Payment Estimate.

                              (ii)  If the Closing Payment is less than the
Closing Payment Estimate, either based on the determination of the Independent Accountant or based on the fact that Buyer does not object to Foods' calculation of the Closing Payment, Foods shall within fifteen business days pay to Buyer the amount by which the Closing Payment Estimate is less than the Closing Payment.

                              (iii) Any payment required by this Section 2.3
of this Agreement shall not bear interest until 90 days after Closing, after which date amounts due shall bear interest at nine percent per annum.

                  2.4 Allocation of Purchase Price. An allocation of the Purchase Price among the classes of Purchased Assets will be mutually agreed upon between the parties in accordance with Section 1060 of the Code and set forth in the Supplemental Agreement.

                  2.5 Assumption of Liabilities. Except for the Assumed Liabilities, Buyer shall not assume any liabilities or obligations of Foods.


                                   ARTICLE III

                                OTHER AGREEMENTS

                  3.1 Disclosure Schedule. Contemporaneously with the execution and delivery of this Agreement, Foods is delivering to Buyer the Disclosure Schedule. The Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of Foods contained in this Agreement.

                  3.2 Public Announcements. Subject to each party's disclosure obligations imposed by Law or Outlook's NASDAQ listing requirements, Foods and Buyer will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any public announcement or statement with respect thereto prior to consultation with the other parties. In the event that disclosure obligations under Law or Outlook's NASDAQ listing requirements do not permit prior consultation, the party making the announcement shall provide the other parties immediate notice of such announcement.

                  3.3 Effective Time; Risk of Loss. The parties agree that, for all financial and accounting purposes, the transactions described in this Agreement shall be deemed effective as of the Effective Time of Closing. All risk of loss and rights to insurance proceeds with respect to the Purchased Assets shall remain with Foods until the Effective Time of Closing and, assuming the occurrence of the Closing, shall pass to Buyer effective as of the Effective Time of Closing.

                  3.4 Employees. Buyer shall offer employment to, and shall hire, not less than such number of the Employees on terms and conditions of employment substantially similar to those of Foods so that neither the Buyer nor Foods has to comply with the prior notice requirements under the Federal or Wisconsin plant closing laws. Among other things, Buyer shall assume the Union Contracts, and shall obtain any consents required thereunder to the assumption of the Union Contracts by Buyer without continuing liability to Foods for future actions or requirements arising thereunder.

                  3.5 Nonassignable Purchased Contracts. (a) Buyer shall obtain any necessary consents from Nestle and ITC, respectively, to the assignment from Foods to Buyer, and the assumption by Buyer, of the Nestle Agreement and the ITC Agreement on terms that shall include a release of Foods from any continuing liability thereunder.

                           (b) To the extent that the assignment of any other
Purchased Contract to Buyer pursuant to this Agreement shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach of such Purchased Contract. Buyer shall use its good faith efforts, and Foods shall cooperate where appropriate, to obtain any consent necessary to any such assignment. If any such consent is not obtained, Foods shall cooperate with Buyer in any reasonable arrangement requested by Buyer designed to provide for Buyer the benefit, monetary or otherwise, of any such Purchased Contract, including enforcement of any and all rights of Foods against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise. Buyer shall reimburse Foods for all out-of-pocket costs and expenses it incurs either in connection with enforcing such a contract against the other party thereto or in connection with assisting Buyer in performing its obligations under the contract.

                           (c)  Buyer shall be responsible for obtaining, and
shall use its best efforts to obtain, any required consents to the assignment and assumption of the Purchased Contracts. Except as set forth below, Buyer shall be responsible for all costs and expenses relating to obtaining such consents. Foods shall reasonably cooperate with Buyer in seeking to obtain such consents, and Foods shall bear any and all costs and expenses it incurs in connection with such reasonable cooperation.

                  3.6 Referrals and Deliveries. After the Closing, Foods shall promptly: (a) deliver to Buyer, in the form received and with the addition of any required endorsements by Foods, any cash, checks or other payments received by Foods after the Closing relating to the Purchased Assets; (b) refer to Buyer any and all inquiries from customers or suppliers of Foods or other Persons relating to the Foods Business other than the Retained Assets; and (c) deliver to Buyer all purchase orders received by Foods after the Closing relating to the Foods Business.

                  3.7 Access; Confidentiality. (a) Until the Closing, Buyer and its authorized agents, officers and representatives shall have reasonable access to the properties, books, records, contracts, information and documents of Foods to conduct such examination and investigation of Foods as it deems necessary, provided that such examinations shall: (i) be after reasonable prior notice and during Foods normal business hours; (ii) not unreasonably interfere with Foods operations and activities; and (iii) be subject to the prior approval of Outlook if the information or documents requested are, in the reasonable opinion of an officer of Foods, of a nature which may compromise the competitive position of Foods. Foods shall cooperate in all reasonable respects with Buyer's examinations and investigations.

                           (b)      Until the Closing, and thereafter if the
transactions provided for herein are not consummated, Buyer and its members, directors, officers, agents and representatives will hold in strict confidence, and not utilize in any manner, all information obtained from Foods and Outlook and their respective directors, officers, agents or representatives, excepting however, any such information which: (i) was or is in the public domain; (ii) was in fact known to Buyer prior to disclosure to Buyer by Foods or Outlook (except that information known to the Manager as a result of his former positions with Outlook and Foods shall not constitute prior knowledge of Buyer); (iii) is disclosed to Buyer by a third party (other than officers, directors, employees and agents of Foods or Outlook) after disclosure by Foods or Outlook; or (iv) thereafter through an act or failure to act on the part of Outlook or Foods becomes information generally available to the public.

                  3.8 Duties Concerning Representations. Each party to this Agreement shall: (a) to the extent within its control, use reasonable efforts to cause all of its representations and warranties contained in this Agreement to be true and correct in all respects on the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date; and (b) use reasonable efforts to obtain any third party consents or approvals required by this Agreement and to cause all of the conditions precedent set forth in Articles VI and VII of this Agreement to be satisfied.

                  3.9 Collection of Retained Accounts. Foods is retaining the Retained Accounts for its own benefit. So long as any partic ular customer owes any money on any Retained Accounts, any payment by such customer on the Retained Accounts, the Accounts or a subsequently arising account receivable of Buyer which payment does not specify the invoice to which it is to be applied shall be deemed to be made on the Retained Accounts. If Buyer receives any payment at any time on, or which is required to be applied against, any Retained Account, Buyer shall immediately transmit such payment, in the form received together with any documents or materials received, with such payment, to Foods. Buyer shall be paid 5% of the net collected amount on such Retained Accounts which are collected by, or with the assistance of, the Buyer as a reimbursement for its costs of processing.

                  3.10 Nestle Environmental Indemnification. Outlook and Foods shall cooperate with Buyer and Properties to enforce Foods' rights against Nestle relating to environmental remediation and liabilities relating to the Real Estate pursuant to Section 9.4 of the Asset Purchase Agreement among Nestle, Foods and Outlook dated December 22, 1992, including paying to Buyer or Properties of net payments received from Nestle. Foods and Outlook shall take such action as Properties or Buyer may reasonably request with respect to securing performance by Nestle of its obligations thereunder, provided that Buyer or Properties shall reimburse Foods and Outlook for their out-of-pocket costs (excluding wages to Outlook's and Foods' employees) of doing so. Foods and Outlook shall endeavor to provide Buyer and Properties estimates of such costs in advance. Buyer and Properties shall fully cooperate to allow Foods and Outlook to comply with all of their obligations under such Section 9.4, it being understood that any failure of Buyer or Properties to so cooperate may have the effect of diminishing rights against, or payments from, Nestle, as provided in such Section 9.4 or otherwise.

                  3.11 Trade Payables. Buyer shall pay the Trade Payables in accordance with their terms. Buyer shall not, without Foods' prior consent, dispute or challenge any Trade Payable. Buyer shall regularly (and not less frequently than weekly) provide Foods written updates on the payment status of the Trade Payables.

                  3.12 Repurchase of Accounts. To the extent that any of the Accounts remain uncollected by Buyer more than 120 days after the Effective Time of Closing, Buyer may by written notice require Foods to repurchase such Accounts, at their face value. Such payment shall be made by Outlook within five business days of such request, and such unpaid accounts shall be conveyed to Buyer to Foods by means of a bill of sale substantially similar in form and content to the Bill of Sale. Notwithstanding the foregoing provisions, Foods shall not be required to repurchase any such Account which has been compromised, forgiven, reduced or otherwise adjusted without the prior written consent of an officer of Outlook.

                  3.13 "Outlook Foods" Name. (a) Solely for the purpose of transitioning to a new trade name or trade names to be employed by Buyer, Foods hereby grants Buyer the right to use the trade name "Outlook Foods" (but not the name "Outlook" without the word "Foods") and related designs on the Purchased Assets in the manner in which such name designations are currently in use, and to use existing supplies and materials included in the Purchased Assets. However, Buyer shall not use the name "Outlook Foods" as part of its legal name or as an assumed or "d/b/a" name, and shall not refer to itself as "Outlook Foods" or imply affiliation with Outlook. The license created by this section shall expire on the 18th month anniversary of the Effective Date of Closing. (b) During the period of such license, prior to the use of such name in any manner other than the manner in which it is currently used, Buyer shall submit such proposed use to Outlook for Outlook's approval prior to such use. Outlook's approval shall not be unreasonably withheld.

                  3.14  Conveyance of Purchased Real Estate.

                           (a)      Condition of Title.  Title to the Real
Estate shall be delivered to Properties pursuant to the Deed, and Properties agrees to accept such title subject to the Permitted Liens and the following exceptions:

                           (i) Municipal, zoning, and building codes and regulations and agreements entered into under them; insurance and rating codes and regulations, ordinances and requirements; and any other Laws (provided that the foregoing shall not imply that Properties cannot rely on the representations and warranties contained in Section
         4.7 below);

                           (ii) The Permitted Liens; and

                           (iii) That certain lease between Foods and Deibel Laboratories, Inc., which will be assumed by Buyer at Closing;

                           (b)      Vesting of Title.  At Closing, Foods shall
convey fee title to the Real Estate to Properties by the Deed, subject to the Permitted Liens.

                           (c)      Title Insurance.  At Closing, the Title
Company shall issue to Properties the Title Commitment, with all requirements set forth on Schedule B-I thereto being satisfied. Properties shall be entitled to request that the Title Company provide, at Properties' sole cost and expense, such additional endorsements (or amendments) to the Title Policy as Properties may reasonably require, provided that such endorsements (or amendments) shall be at no cost or additional liability to Foods and the Closing shall not be delayed as a result of Properties' request.

                           (d)      Prorations; Closing Costs.

                           (i) Foods shall pay all utility charges and other operating expenses attributable to the Real Estate up to and including the Closing Date and Properties shall pay all utility charges and other operating expenses attributable to the Real Estate after the Closing Date.

                           (ii) All ad valorem real estate taxes shall be prorated between Properties and Foods as of the Closing Date based on the most recently available tax bill for the Real Estate, Seller being charged and credited for the same up to and including the Closing Date and Properties being charged and credited for the same after the Closing Date. Such prorations shall be final and not adjustable. Special assessments, if any, for work on site actually commenced or levied prior to the Effective Time shall be paid by Foods. All other special assessments shall be paid by Properties. Properties shall assume the unpaid balance of any assessments permitted to be paid in installments following Closing.

                           (iii) Properties shall pay for the cost of recording the Deed, all costs relating to any financing obtained by Properties, all title insurance endorsements and other title insurance coverage in addition to the Title Policy, any mortgage taxes or other similar taxes, fees, or assessments, and all costs incurred by Properties in performing any feasibility studies and related tests and investigations. Foods shall pay its portion of the premium on the Title Policy and shall pay for any transfer fee owing by reason of transfer of the Real Estate. Title Company escrow costs (if any) shall be divided equally between Properties and Foods. Each party shall pay its own attorney's fees.

                  3.15 Environmental Matters. (a) Foods, Buyer and Properties shall reasonably cooperate to obtain the Environmental Policy for the benefit of Foods, Buyer and Properties. Foods shall pay up to $30,000 of the cost of the Environmental Policy; any additional amount, any amount to insure any party other than Foods, Buyer or Properties and any other costs related to environmental investigations (including the cost of any environmental audit or review performed for Buyer, Properties or Buyer's or Properties' banks) shall be paid by Buyer or Properties.

                  (b) (i) Foods, Properties and Buyer acknowledge that Foods and Outlook have disclosed to Properties and Buyer certain environmental matters. In particular, the Disclosure Schedule sets forth certain recommendations as to environmental enhancements at the Real Estate which may or may not require further capital expenditures (which may include the possible payment of governmental assessments, fines or penalties) by Buyer or Properties in the future relating to periods prior to the Effective Time of Closing to comply with Environmental Laws, to the extent not already addressed by Foods (collectively, the "Environmental Enhancements"). To reflect an allocation of the costs of such possible Environmental Enhancements, as the "Environmental Adjustment," Buyer may reduce, on a dollar for dollar basis up to the maximum amount set forth herein, its principal and interest payment obligations as described in Section 2.2(b) by the actual capital expenditures made by Buyer or Properties in the making or procuring of required Environmental Enhancements (but not in respect to any related operating expenses or employee wages). The maximum aggregate Environmental Adjustment shall be Five Hundred Thousand Dollars ($500,000). Nothing herein shall constitute an admission by Foods or Outlook that any matter is not in compliance with Environmental Laws and this section is merely to provide a contractual allocation of certain costs and risks among the parties hereto.

         (ii) Buyer shall provide Foods prior written notice prior to effecting any Environmental Enhancements, so as to give Foods the opportunity to review the proposed action, to determine whether it is in fact an Environmental Enhancement and to work with Buyer to determine the most cost effective means of effecting any Environmental Enhancement. Upon completion of any Environmental Enhancements or portion thereof for which Properties or Buyer has been invoiced, prior to taking any Environmental Adjustment, Buyer shall provide Foods with the following: (A) copies of any applicable invoices and/or bills, appropriately itemized, showing items or services purchased, and showing their qualification as Environmental Enhancements; and (B) a receipt showing that the amount being set off has been paid to the party providing the item or service.

         (iii) Any Environmental Adjustment may be taken solely as a set off against amounts due by Buyer under Section 2.2(b). All such Environmental Adjustments (if any) must be taken by Buyer on or before the third anniversary date of the Effective Time of Closing. Nothing herein shall require Foods or Outlook to make any cash payments of Environmental Adjustments in the event that payments under Section 2.2(b) are not made by Buyer or otherwise. In addition, no Environmental Adjustment shall be made for the first $5,000 of qualifying costs of Buyer and Properties to effect any particular Environmental Enhancement item, or to the extent that any such matter is covered by or through the Nestle environmental indemnification as provided in Section 3.10 hereof or is covered by the Environmental Policy.

                  3.16 Facility Adjustment. (a) Foods, Properties and Buyer acknowledge that the Buildings and the Real Estate are in need of certain repairs and enhancements, and that the Foods' Business' computer and software systems require certain enhancements (collectively, the "Capital Enhancements"). To reflect an allocation of the costs of such Capital Enhancements, as the "Facility Adjustment," Buyer may reduce, on a dollar-for-dollar basis up to the maximum amount set forth herein, its principal and interest payment obligations as described in Section 2.2(b) by the actual capital expenditures made by Buyer in the making or procuring of such Capital Enhancements (but not in respect of any related operating expenses or wages to Buyer employees). The maximum aggregate Facility Adjustment shall be Three Hundred Thousand Dollars ($300,000.00), except that such amount may be increased to Three Hundred Fifty Thousand Dollars ($350,000.00) in the event that the repair costs for milk tanks exceeds $300,000, with such increase limited to one-half of such excess.

                  (b) Upon completion of any Capital Enhancements, prior to taking any Facility Adjustment, Buyer shall provide Foods with the following:
(i) copies of any applicable invoices and/or bills, appropriately itemized, showing items or services purchased, and showing their qualification as Capital Enhancements; and (ii) a receipt showing that the amount being set off has been paid to the party providing the item or service. Any Facility Adjustment may be taken solely as a set-off against amounts due by Buyer under Section 2.2(b), and nothing herein shall require Foods or Outlook to make any cash payments of Facility Adjustments in the event the payments under Section 2.2(b) are not made by Buyer or otherwise.


                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF FOODS AND OUTLOOK

                  Foods and Outlook hereby jointly and severally represent and warrant to Buyer, and to Properties to the extent set forth below, that:

                  4.1  Organization; Business.

                           (a)      Organization.  Each of Outlook and Foods
is a corporation duly and validly organized and existing under the Laws of the State of Wisconsin. Foods is qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the conduct of the Foods Business requires qualification as a foreign corporation by Foods, except where the failure to so qualify would not have a Material Adverse Effect.

                           (b)      Powers.  Foods has full corporate power and
authority and all franchises, permits, licenses, approvals, authorizations, registrations, grants and orders necessary to carry on the Foods Business as it is now conducted and to own, lease and operate the Purchased Assets.

                           (c)      Properties.  Foods owns or has the right to
use all property, real or personal, tangible or intangible, which is necessary for the operation of the Foods Business as it is now being conducted.

                  4.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by Outlook and Foods are within the corporate power of

Outlook and Foods and have been duly authorized by the Board of Directors of Outlook and Foods and by all necessary corporate action on the part of Outlook and Foods. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Outlook and Foods (to the extent each is a party) will be, when executed and delivered by Outlook and Foods, the valid and binding obligations of such party, enforceable against it in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

                  4.3 No Violation or Conflict. Subject to the receipt of the releases and consents described in Sections 6.7(c) and 7.6 of this Agreement, the execution, delivery and performance of this Agreement by Foods do not and will not conflict with or violate any Law, the Articles of Incorporation or Bylaws of Foods or Outlook or any Contract, except for such conflicts and violations which, and approvals and consents the absence of which, in the aggregate, would not have a Material Adverse Effect.

                  4.4 Title to Purchased Assets. At the Effective Time of Closing, Foods will own good and valid title to the Purchased Assets, free and clear of any and all Liens, except the Permitted Liens; provided, however, that representations and warranties with respect to title to the Real Estate shall be as set forth in the Deed. The Existing Liens are listed on the Disclosure Schedule.

                  4.5 Litigation. Except for the Existing Litigation: (a) there is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the knowledge of Foods, proposed or threatened, against or relating to the Foods Business, nor is there any basis known to Foods for any such action; and (b) there are no actions, suits or proceedings pending or, to the Knowledge of Foods, proposed or threatened, against Foods by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement.

                  4.6 Absence of Certain Changes. Except as set forth in the Disclosure Schedule or the Financial Statements, to the Knowledge of Foods, since October 24, 1997 there has not been any:

                           (a)      Material Adverse Effect (including but not
limited to damage, destruction or loss to physical properties); and

                           (b)      transactions by Foods in connection with the
Foods Business outside the ordinary course of the Foods Business, except for the transactions contemplated by this Agreement.

                  4.7 Condition of Assets. To the Knowledge of Foods, the Buildings and the Real Estate are not in current violation of any municipal, zoning or building code or regulation; insurance or rating code regulation; or similar ordinances or municipal legal requirements that would cause the Buildings and the Real Estate, taken as a whole, to be unsuitable for the purposes for which they are now being used by Foods. Representatives of Buyer and Properties have inspected the Buildings, the Equipment, the Inventory and the Real Estate and as a result of such inspections and the condition of such assets, Foods has offered Buyer certain price concessions in lieu of ongoing representations and warranties of condition. EXCEPT AS EXPRESSLY SET FORTH HEREIN, FOODS AND OUTLOOK MAKE NO REPRESENTATIONS OR WARRANTIES TO BUYER OR PROPERTIES, EXPRESS OR IMPLIED, AS TO SUCH, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  4.8 Accounts. To the Knowledge of Foods, the Accounts have all arisen from bona fide transactions. Foods makes no representation or warranty as to the collectibility of any of the Accounts or of the credit worthiness or financial condition of any of the debtors on the Accounts.

                  4.9 Financial Statements. The Financial Statements are true and correct in all material respects and fairly present the financial condition of Foods as of their respective dates and for the periods covered thereby, and were prepared in accordance with generally accepted accounting principles applied on a consistent basis except as stated therein and, in the case of interim period statements, they are subject to year end audit and include estimates and accruals of certain items, except that the Financial Statements do not include footnotes, and except that Foods makes no representation or warranty as to the adequacy of any reserve relating to the Accounts or the Inventory.

                  4.10 Performance of Purchased Contracts. Foods has substantially performed in all material respects the Purchased Contracts, to the extent required to be performed by Foods at or before the date of this Agreement. To the Knowledge of Foods with respect to actions or inactions of third parties, no event has occurred under any Purchased Contract which would constitute a default thereunder but for the requirement that notice be given or time elapse or both. The Disclosure Schedule includes, or provides a reference to, a description of remedial action proposed by Foods as a result of Nestle's November 1997 quality audit, and all written responses of Nestle thereto. Foods has performed all actions which were shown as having been performed by it in its most recent update to Nestle (dated on or about March 26, 1998).

Notwithstanding the foregoing, however, no other representation or warranty is made hereunder with respect to the Nestle Agreement.

                  4.11 Taxes. Foods has timely and properly filed all federal, state and local tax returns, including property, sales and use taxes, which were required to be filed by it, paid or made provision of all such taxes owed by it as shown in such returns, and no tax deficiency has been proposed or assessed against Foods.

                  4.12 Books of Account. To the Knowledge of Foods, the books of account of Foods are complete and correct in all material respects.

                  4.13 Environmental Reports. (a) Foods has listed in the Disclosure Schedule all reports and similar studies as to the environmental condition of the Real Estate which have been performed by or on behalf of Foods or Outlook or that are known to Foods or Outlook or that Foods or Outlook have in their possession or control. Full and complete copies of these reports have been provided, or made available to, Buyer and the Members.

                           (b)      Except as set forth in the foregoing
environmental reports or in the Disclosure Schedule: (i) Foods is in material compliance with all applicable Environmental Laws; (ii) there has been no Pollution on, upon or into the Real Estate or caused by Foods on, upon or into any real property adjoining or in the vicinity of the Real Estate which could have come to be located upon such adjoining or nearby real property through soil or ground water migration; (iii) no underground or above-ground storage tanks are located at, on or beneath the Real Estate; (iv) Foods has not received any notice or other statement from any governmental agency or third party that it is or may be liable for Pollution or any violation of Environmental Laws; and (v) neither Foods nor Outlook has voluntarily assumed or undertaken, either expressly or by operation of Law, any claim, liability or obligation in respect of the Foods Business or the Real Estate from any other person arising under, relating to or incurred in connection with Environmental Laws.

                           (c)      Representatives of Buyer and Properties have
the opportunity to inspect and consider the condition of the Real Estate and of the Foods Business under Environmental Laws, and as a result of such inspections and consideration, Foods has offered Buyer certain price concessions, including possible Environmental Adjustments, in consideration of limited representations and warranties, and limitations on indemnities and other remedies going forward. EXCEPT AS EXPRESSLY SET FORTH HEREIN, FOODS AND OUTLOOK MAKE NO REPRESENTATIONS OR WARRANTIES TO BUYER OR PROPERTIES, EXPRESS OR IMPLIED, AS TO SUCH MATTERS, INCLUDING BUT NOT LIMITED

TO WARRANTIES OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  4.14 No Pending Transactions. Except for this Agreement, neither Foods nor Outlook is a party to or bound by any agreement, undertaking or commitment: (a) to merge or consolidate Foods with, or to cause Foods to acquire all or substantially all of the properties and assets of, any other Person; or (b) to sell, lease or exchange all or substantially all of Foods' properties and assets or convey all or any portion of the Purchased Assets to any other Person.

                  4.15 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Foods.

                  4.16 Brokers. Neither Foods nor Outlook has incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement, except the obligations of Outlook to GS2 Securities, Inc., which fee shall be borne by Foods or Outlook.

                  4.17 Contracts. The Disclosure Schedule sets forth the Contracts and identifies those Purchased Contracts which require third party consent for their assignment to Buyer.

                  4.18 Permits. The Disclosure Schedule sets forth the Permits, and designates to the Knowledge of Foods permits which are transferable by Foods to Buyer.

                  4.19 Properties. Properties shall be entitled to rely upon the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.7, 4.11, 4.13, 4.14, 4.15 and 4.16, to the same extent as Buyer and to the extent that such matters relate to the Real Estate or the conveyance thereof.


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                                 AND PROPERTIES

                  Buyer and Properties hereby jointly and severally represent and warrant to Foods and Outlook that:

                  5.1 Organization. Buyer is a corporation, and Properties is a limited liability company, both duly and validly organized and existing under the Laws of the State of Wisconsin.

                  5.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement by Buyer and Properties and all of the documents and instruments required by this Agreement to be executed and delivered by Buyer are within the corporate power of Buyer (and legal authority of Properties) and have been duly authorized by the Board of Directors of Buyer and by all necessary corporate action on the part of Buyer, and by all necessary action of Properties and its Members. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Buyer will be, when executed and delivered by Buyer and Properties, the valid and binding obligations of Buyer and Properties, enforceable against Buyer and Properties in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

                  5.3 No Violation or Conflict. The execution, delivery and performance of this Agreement by Buyer do not and will not conflict with or violate any Law, the Articles of Incorporation or Bylaws of Buyer, the constituent documents of Properties or any material contract or agreement to which Buyer, Properties or any Member is a party or by which it is bound.

                  5.4 Brokers. None of Buyer, Properties or any Member has incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

                  5.5 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Buyer, Properties or any of the Members, threatened against Buyer, Properties or any Member by any Person which question the validity, legality or propriety of the transactions contemplated by this Agreement.

                  5.6 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Buyer or Properties.

                  5.7 Financing. Buyer and Properties have obtained an enforceable commitment from a bank or other financial institution to lend to Buyer and Properties an amount sufficient to consummate the transactions contemplated by this Agreement and under terms and conditions, and evidenced by documents, reasonably satisfactory in form and substance to Buyer and Properties. A copy of that commitment has previously been provided to Foods.

                  5.8 Investigation by Buyer and Properties. Buyer, Properties and the Members, and their respective representatives, have such knowledge and experience in financial and business matters that it and they are capable of evaluating the merits and risks of Buyer's investment in the Purchased Assets. Buyer, Properties and the Members acknowledge the Manager's prior positions as a director and executive officer of Outlook and Foods, and his substantial experience and knowledge of the Foods Business and the industry resulting from such positions, and that they have consulted, or had the opportunity to consult, with him with respect to such matters. Further, Buyer, Properties and the Members acknowledge the Manager's participation in the Nestle quality audit in November 1997 and their knowledge and acceptance of the results thereof, which are summarized in the Disclosure Schedule or documents referred to therein.


                                   ARTICLE VI

                     CONDITIONS PRECEDENT TO THE OBLIGATIONS
                             OF BUYER AND PROPERTIES

                  Each and every obligation of Buyer and Properties to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

                  6.1 Compliance with Agreement. Foods and Outlook shall have performed and complied in all material respects with all of the obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

                  6.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement by Foods and Outlook, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer, and Foods and Outlook shall have made available to Buyer for examination the originals or true and correct copies of all documents Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

                  6.3 No Litigation. No suit, action or other proceeding shall be pending or threatened before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

                  6.4 Representations and Warranties of Foods. The repre sentations and warranties made by Foods and Outlook in this Agreement shall be true and correct in all material respects as of the Closing Date.

                  6.5 No Material Adverse Change. During the period from the date of this Agreement to the Closing Date there shall not have occurred, and there shall not exist on the Closing Date, any condition or fact which has, or reasonably may be expected to have, a Material Adverse Effect.

                  6.6 Material Damage to Purchased Assets. Between the date of this Agreement and the Closing Date, neither the Foods Business nor the Purchased Assets shall have been materially and adversely affected by reason of any loss, taking, condemnation, destruction or physical damage, whether or not insured against.

                  6.7 Deliveries Prior to or at Closing. At or prior to the Closing, Foods shall have delivered to Buyer or Properties, as appropriate:

                           (a)      the following documents, each properly
executed and dated the Closing Date: (i) the Bill of Sale; (ii) the Motor Vehicle Title Certificates; (iii) the Foods Closing Certificate; and (iv) the Foods Counsel Opinion;

                           (b)      the Deed and the Title Commitment, and the
other real estate documentation, as provided in Section 3.14 hereof;

                           (c)      evidence of the removal of the Existing
Liens other than the Permitted Liens;

                           (d)      such certificates of officers of Foods or
public officials and other documents as shall be reasonably requested by Buyer to establish the existence of Foods and the due authorization of this Agreement and the transactions contemplated by this Agreement by Foods;

                           (e)      possession of the Purchased Assets; and

                           (f)      such other deeds, bills of sale,
endorsements, assignments and other good and sufficient instruments of conveyance and transfer as shall be effective and reasonably necessary to vest in Buyer and/or Properties good and marketable title to the Purchased Assets as contemplated by this Agreement.

                  6.8 Noncompetition Agreement. The Noncompetition Agreement shall have been executed and delivered by Foods and Outlook and shall be in full force and effect on the Closing Date.

                  6.9 Third Party Consents. Buyer shall have obtained the consent of Nestle and ITC, respectively, to the assignment to, and assumption by, Buyer of the Nestle Agreement and the ITC Agreement and such other material third party consents as it reasonably deems necessary or appropriate.

                  6.10 Environmental Policy. Buyer shall have received a commitment for the Environmental Policy.


                                   ARTICLE VII

                           CONDITIONS PRECEDENT TO THE
                        OBLIGATIONS OF FOODS AND OUTLOOK

                  Each and every obligation of Foods and Outlook to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

                  7.1 Compliance with Agreement. Buyer and Properties shall have performed and complied in all material respects with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

                  7.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement by Buyer and Properties and the Members, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Foods, and Buyer and Properties shall have made available to Foods for examination the originals or true and correct copies of all documents which Foods may reasonably request in connection with the transactions contemplated by this Agreement.

                  7.3 No Litigation. No suit, action or other proceeding shall be pending before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined.

                  7.4 Representations and Warranties of Buyer and Properties. The representations and warranties made by Buyer and

Properties in this Agreement shall be true and correct in all material respects as of the Closing Date.

                  7.5 Deliveries at Closing. Buyer or Properties, as appropriate, shall have delivered to Foods the following documents, each properly executed and dated the Closing Date:

                       (a)      the Bill of Sale;

                       (b)      the Security Agreement;

                       (c)      the Buyer Closing Certificate;

                       (d)      the Buyer Counsel Opinion; and

                       (e) such certificates and documents of officers of Buyer and of public officials as shall be reasonably requested by Foods to establish the existence of Buyer and the due authorization of this Agreement and the transactions contemplated by this Agreement by Buyer.

                  7.6 Third Party Consents. Buyer shall have obtained the consent of Nestle and ITC, respectively, to the assignment to, and assumption by, Buyer of the Nestle Agreement and the ITC Agreement without further liability to Foods, and shall have obtained the consent of appropriate parties to the assignment to, and assumption by, Buyer of the Union Contracts without further liability to Foods.

                  7.7 Delivery of Closing Payment Estimate. Buyer and Properties, as appropriate, shall have delivered to Foods the Closing Payment Estimate in accordance with Section 2.2 of this Agreement.


                                  ARTICLE VIII

                    CONDUCT OF FOODS BUSINESS PENDING CLOSING

                  From and after the date of this Agreement and until the Closing Date, except as may otherwise be agreed by Buyer, Foods shall:

                  8.1 Carry on in Regular Course. Carry on the Foods Business in the regular course and substantially in the same manner as heretofore conducted in all material respects and not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation.

                  8.2 Use of Purchased Assets. Use, operate, maintain and repair all of the Purchased Assets in a normal business manner consistent with its past practices.

                  8.3 Preservation of Relationships. Use its reasonable best efforts to preserve the Foods Business intact, to retain the services of the Employees and to conduct business with suppliers, customers, creditors and others having business relationships with the Foods Business.

                  8.4 No Default. Not to knowingly do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any of the Purchased Contracts.

                  8.5 Employment Matters. Not: (a) grant any increase in the rate of pay of any of the Employees except in accordance with prior commitments or Foods' ordinary practices; or (b) enter into or modify any written employment arrangement with any Person in connection with the Foods Business.

                  8.6 Contracts and Commitments. Not enter into any contract or commitment or engage in any transaction with respect to the Foods Business not in the usual and ordinary course of the Foods Business and consistent with Foods's normal practices with respect to the Foods Business, and not purchase, lease, sell or dispose of any capital asset in connection with the operation of the Foods Business.


                                   ARTICLE IX

                                   INDEMNITIES

                  9.1 Indemnity by Foods and Outlook. Subject to the provisions below, Foods and Outlook hereby indemnify and hold Buyer and Properties harmless from and against and agree to promptly defend Buyer and Properties from and reimburse Buyer and Properties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees and other reasonable legal costs and expenses) which Buyer and Properties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                        (a)  any breach or inaccuracy of any of the
representations and warranties made by Foods and Outlook in or pursuant to this Agreement;

                        (b) any failure by Foods or Outlook to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings or obligations in this Agreement or under any of the documents and materials executed or to be executed by Foods or Outlook pursuant to this Agreement;

                        (c)      the Retained Liabilities; and

                        (d) any suit, action or other proceeding brought by any Person arising out of, or in any way related to, any of the matters referred to in Sections 9.1(a), 9.1(b) and 9.1(c) of this Agreement.

                  9.2 Indemnity by Buyer and Properties. Subject to the provisions below, Buyer and Properties hereby indemnify and hold Foods and Outlook harmless from and against, and agree to promptly defend Foods and Outlook from and reimburse Foods and Outlook for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including without limitation, reasonable attorneys' fees and other reasonable legal costs and expenses) which Foods or Outlook may at any time suffer or incur, or become subject to, as a result of or in connection with:

                        (a) any breach or inaccuracy of any of the repre sentations and warranties made by Buyer or Properties in or pursuant to this Agreement;

                        (b) any failure by Buyer or Properties to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings or obligations in this Agreement or under any of the documents and materials executed and delivered or to be executed and delivered by Buyer pursuant to this Agreement;

                        (c)      the Assumed Liabilities; and

                        (d) any suit, action or other proceeding brought by any Person arising out of, or in any way related to, any of the matters referred to in Sections 9.2(a), 9.2(b) or 9.2(c) of this Agreement.

                  9.3 Provisions Regarding Indemnity.

                         (a)  Notice; Third-Party Claims.  The indemnified
party shall promptly notify the indemnifying party in reasonable detail of any claim, demand, action or proceeding for which indemnification will be sought under Sections 9.1 and 9.2 of this Agreement, and if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right and the obligation at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding, and in connection with any such third party claim, demand, action or proceeding the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept and pay such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement; and (iii) the indemnified party shall pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement by the indemnified party.

                         (b)      Exclusivity.  The rights of indemnity provided
by this Article IX of this Agreement shall be exclusive of all other rights of indemnity or contribution, whether created by Law or otherwise, either before or after the Effective Time of Closing, relating in any way to the subject matter of this Agreement.

                         (c)      Insurance Proceeds.  Any amounts otherwise
recoverable by an indemnified party under this Article IX shall be reduced by any proceeds received by such party from any insurance proceeds with respect thereto, whether such insurance proceeds are received before or after payment is made pursuant to this Article IX.

                         (d)      Limitation.  The liability of Foods and
Outlook under Section 9.1(a) of this Agreement shall: (i) not be recoverable until, and then only to the extent that, the total damages suffered by Buyer or Properties for all such matters exceeds One Hundred Thousand and 00/100 Dollars ($100,000); liabilities arising under Section 9.1(b) or (c) shall not be so limited; and (ii) be limited in the aggregate to the maximum amount of (A) one half of the Purchase Price, minus (B) the amounts of the Facility Adjustment and the Environmental Adjustment actually taken by Buyer or Properties. Further, the liability of Foods and Outlook relating to the matters covered by or arising out of Section 4.13 hereof, or covered therein, shall be limited to Buyer's proceeds under the Environmental Policy, the net amount received by Foods or Outlook from Nestle relating to any such matters (pursuant to Section 3.10) and the Environmental Adjustment. The liability of Buyer and Properties arising under Section 9.2(a) of this Agreement shall not be recoverable until, and then only to the extent that, the total damages suffered by Foods or Outlook for all such matters exceed One Hundred Thousand and 00/100 Dollars ($100,000); liabilities arising under Section 9.2(b) or (c) shall not be so limited.

                         (e)      Buyer's Knowledge.  In the Buyer Closing
Certificate, Buyer and Properties shall certify that none of Buyer, Properties or any of the Members has knowledge of any breaches or inaccuracies of any of representations and warranties made herein by Foods or Outlook at the Effective Time of Closing, or such Certificate shall describe such inaccuracies or breaches of which Buyer, Properties or any Member is aware. Notwithstanding any other provision of this Agreement, Buyer and Properties shall not have any right of indemnity under Section 9.1 against Outlook or Foods to the extent that the Buyer Closing Certificate fails to disclose any such matter as required by this
Section 9.3(e). However, such failure shall not affect Buyer's or Properties' rights under Sections 3.10, 3.15 or 3.16 hereof.

                         (f)      Termination.  The right of any indemnified
party to receive indemnity as provided in this Article IX of this Agreement shall, as to any matter which has not been described in a notice delivered to an indemnifying party pursuant to Section 10.5 of this Agreement prior to such time and except for the matters set forth in Sections 4.4, 4.11 and 4.13 and for ongoing obligations under this Agreement, expire at 11:59 P.M., Central Time, on November 30, 1999 for all matters described in or covered by this Article IX of this Agreement. The right of Buyer to receive indemnity with respect to matters set forth in Section 4.11 shall terminate at the expiration of the underlying statutes of limitation relating to such matters. The right of Buyer or Properties to receive indemnity with respect to the matters set forth in Section
4.13 shall terminate at the expiration of the later of (i) Nestle's indemnification of Foods relating thereto and (ii) the Environmental Policy. The termination of the rights of an indemnified party to receive indemnity as described in the immediately preceding sentence shall not affect any Person's right to prosecute to conclusion any claim made by that Person prior to the time that the relevant right of indemnity terminates.

                         (g)      Environmental Adjustment and Facility
Adjustment. In construing the Environmental Adjustment, the Facility Adjustment and the indemnities provided herein, no claim for indemnity under Section 9.1 may be made with respect to any matter as to which there has been, or could have been if properly made by Buyer or Properties, a Facility Adjustment or an Environmental Adjustment, as the Environmental Adjustments and Facility Adjustment are the exclusive remedies therefor (except as provided in Section 3,10, 3.15(a) or 9.3(d)). In addition, to the extent a particular item may constitute both a Capital Enhancement and an Environmental Enhancement, it shall be considered to be such of those items as Buyer has designated at the time of taking a Facility Adjustment or Environmental Adjustment, but shall not be subsequently changed. No claim may be made for the same item as both a Capital Enhancement and an Environmental Enhancement.


                                    ARTICLE X

                           MISCELLANEOUS; TERMINATION

                  10.1 Survival of Representations and Warranties. All representations and warranties of the parties contained in this Agreement or made pursuant to this Agreement shall survive the Closing Date and the Effective Time of Closing and the consummation of the transactions contemplated by this Agreement and, except for the warranty at Sections 4.4, 4.11 and 4.13, shall terminate and be of no further force and effect at 11:59 P.M. Central Time on November 30, 1999. The representations and warranties in Sections
4.11 and 4.13 shall expire at the termination of the indemnification obligation provided in Section 9.3(f). The termination of the representations and warranties contained in the immediately preceding sentence shall not affect a party's right to prosecute to conclusion any claim made in writing by such party, and received by the other party, prior to such time.

                  10.2 Entire Agreement; Amendment. This Agreement, the Confidentiality Agreement dated December 19, 1997 and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.


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



                  10.3 Expenses. Except as provided in Section 10.17 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                  10.4 Governing Law. This Agreement shall be construed and interpreted according to the Laws of the State of Wisconsin.

                  10.5 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an individual party or to an officer of a corporate party by personal delivery or telephonic facsimile transmission or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

If to Foods or Outlook:                     Outlook Group Corp.
                                            Attention: Richard C. Fischer
                                            1180 American Drive
                                            Neenah, WI 54956
                                            Fax No. 920-722-8550

                                            with a copy to:

                                            Quarles & Brady
                                            Attention: Bruce C. Davidson
                                            411 East Wisconsin Avenue
                                            Milwaukee, WI  53202
                                            Fax No. 414-271-3552

If to Buyer or Properties:
                                            Lake Country Foods, Inc.
                                            Attention: David L. Erdmann
                                            132 South Concord
                                            Oconomowoc, WI 53066
                                            Fax No. 414-567-5714

                                            with a copy to:

                                            Franzoi & Franzoi, S.C.
                                            Attention: Joseph F. Franzoi IV
                                            514 Racine Street
                                            Menasha, WI 54952
                                            Fax No. 920-725-0998

                  10.6 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an

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



original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

                  10.7 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

                  10.8 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

                  10.9 No Assignment or Reliance. The parties may not assign their obligations hereunder. Except for the parties to this Agreement or as provided below: (i) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (ii) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

                  10.10 Exhibits and Disclosure Schedule. If a document or matter is disclosed in any Exhibit to this Agreement or in the Disclosure Schedule, it shall be deemed to be disclosed for all purposes of this Agreement without the necessity of specific repetition or cross-reference, provided the information could be reasonably recognized as applying in such cases. All capitalized terms used in any Exhibit to this Agreement or in the Disclosure Schedule shall have the definitions specified in this Agreement.

                  10.11 Further Assurances. From time to time after the Closing Date, upon the reasonable request of Buyer, Foods shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as Buyer may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession and record title to any of the Purchased Assets. Foods agrees to cooperate with Buyer in all reasonable respects to assure to Buyer the continued title to and possession of the Purchased Assets in the condition and manner contemplated by this Agreement.

                  10.12 Records. Buyer and Foods each agrees that the other and its attorneys, agents, accountants and designees, may have such

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



access to the Purchased Records or Foods' records that are not Purchased Records, as the case may be, and such right to make copies thereof, for the two year period from and after the Closing Date, as Foods or Buyer may deem necessary or desirable. Any such examination shall be at the expense of the examining party, shall be performed at the place where the records are regularly maintained during the maintaining party's normal business hours and shall not unreasonably interfere with the maintaining party's normal business activities.

                  10.13 Bulk Sales Law. The parties waive compliance with the provisions of any Bulk Sales Law applicable to the consummation of the transactions contemplated by this Agreement.

                  10.14 Taxes and Fees. Buyer and Properties shall pay all transfer taxes and stamp taxes of any kind, all sales and use taxes and all recording and filing fees which arise as a result of the conveyance of the Purchased Assets by Foods to Buyer or Properties.

                  10.15 Income Tax Position. Neither Buyer nor Foods shall take a position for income tax purposes which is inconsistent with this Agreement.

                  10.16 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing as follows:

                        (a)      by mutual written agreement of Foods and Buyer;

                        (b)      by Buyer if any of the conditions set forth in
Article VI of this Agreement shall not have been fulfilled by the Closing Date;

                        (c)      by Foods if any of the conditions set forth in
Article VII of this Agreement shall not have been fulfilled by the Closing Date; or

                        (d) by either Foods or Buyer if the Closing has not occurred on or before May 31, 1998.


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


                  IN WITNESS WHEREOF, the parties have caused this Purchase and Sale Agreement to be duly executed as of the day and year first above written.

                                         OUTLOOK FOODS, INC.


                                         By  /s/ Richard C. Fischer
                                            ----------------------------------
                                            Richard C. Fischer, President



                                         OUTLOOK GROUP CORP.


                                         By  /s/ Richard C. Fischer
                                            ----------------------------------
                                            Richard C. Fischer, Chairman


                                         LAKE COUNTRY FOODS, INC.


                                         By  /s/ David L. Erdmann
                                            ----------------------------------
                                            David L. Erdmann, President


                                         LAKE COUNTRY PROPERTIES, LLC


                                         By  /s/ David L. Erdmann
                                            ----------------------------------
                                            David L. Erdmann, Managing Member


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